Exhibit 10.32

AMENDMENT NO. 5, dated as of April 1, 2007,
to that Employment Agreement dated April 2, 2002 (the "Agreement")
by and between David Bonnett (the "Executive") and
AMERICAN MEDIA, INC. (the "Company").

Effective as of the date first written above, the Agreement is hereby amended as follows:

1.    Paragraph 2a of the Agreement, as amended, is hereby deleted and the following substituted therefore:

During Executive's employment by the Company, Executive shall serve as Senior Vice President/Chief Technology Officer. In such position, Executive shall report directly to the Company's Executive Vice President/Chief Financial Officer (or to such other person designated by the Company's Chief Executive Officer) and shall have such duties and authority as shall be determined from time to time by the Company's Executive Vice President/Chief Financial Officer or Chief Executive Officer.

2.    Paragraph 3 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

During Executive's employment by the Company, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $210,000.00 (Two Hundred Ten Thousand Dollars and Zero Cents) payable in regular installments in accordance with the Company's usual payment practices.

3.    Paragraph 4 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Annual Bonus. With respect to each full Company fiscal year during the Executive's employment with the Company, beginning in Fiscal Year 2007, Executive shall be eligible to earn an annual bonus award ("Award Bonus") in a range of $30,000.00 to $60,000.00. Such Bonus, shall be payable approximately 90 days after the close of the Company's fiscal year.

One Time Bonus. Executive shall receive a one-time bonus payment of $75,000.00 (Seventy Five Thousand Dollars and Zero Cents) on April 1, 2007. Executive agrees that if Executive voluntarily terminates his employment with the Company or if Executive's employment is terminated by the Company for Cause during the Employment Term, Executive will immediately refund to the Company the entire "net" One Time Bonus payment received.

3.    Paragraph 6E of the Agreement, as amended, is hereby deleted and the following substituted therefore:

E) severance pay in the amount of the greater of the severance payable under the Company's severance plan in place at the time of termination or $121,000.00 (One Hundred Twenty One Thousand Dollars and Zero Cents), if termination is for any reason other than Cause or resignation by Executive. Severance pay, if any, will be payable in nine equal monthly installments. Executive will be required to execute the Company's form Separation and Release of Claims Agreement in order to be eligible to receive the severance pay described above. "Cause" shall mean (i) Executive's continued failure or refusal to substantially perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive's duties hereunder, (iii) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude, (iv) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) Executive's breach of any provision of this agreement, including the attached addendum.

All other terms and conditions of Your Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect.

IN WITNESS WEREOF, the parties hereto have duly executed this Amendment No. 5 as of the date first written above.

AMERICAN MEDIA, INC.

By:	/s/ John F. Craven
John F. Craven

/s/ David Bonett
David Bonnett